Exhibit 10.5(a)

SCHEDULE OF OFFICERS AND DIRECTORS WHO HAVE ENTERED INTO INDEMNIFICATION AGREEMENTS

(as of March 13, 2015)

NAME	POSITION
Lee K. Barba	Director
Michael S. Egan	Chief Executive Officer
Gregory J. Franchina	Chief Information Officer
Ian V. Jacobs	Director
John H. Lewis	Director
Jonathan R. Mather	Director
Michael J. McConnell	Chairman of the Board of Directors
Robert W. O’Hare	Chief Financial Officer
Walter L. Turek	Director